Exhibit 10.28

R.R. Donnelley & Sons Company

77 West Wacker Drive

Chicago, Illinois

60601

February 21, 2005

Mr. Glenn R. Richter

[ADDRESS]

Dear Glenn:

We at R.R. Donnelley & Sons Company (the “Company”) are pleased that you have agreed to serve as Executive Vice President and Chief Financial Officer of the Company effective as of a date in March, 2005, to be mutually agreed (the “Effective Date”) in accordance with the provisions of this letter agreement (this “Agreement”), which, along with any employment and other policies applicable to employees of the Company and its subsidiaries from time to time during the term of your employment, governs the terms of your employment.

We and you hereby acknowledge that your employment with the Company constitutes “at-will” employment and that either party may terminate this Agreement at any time. From the Effective Date and for a period of approximately one year thereafter, you should focus your attention on familiarizing yourself to the greatest extent possible with all facets of the Company’s business, operations, and financial affairs and will assume immediate responsibility for the financial control, investor relations, tax, and treasury functions. From time to time during such period of approximately one year, you agree to assume other responsibilities to be assigned by the Chief Executive Officer, including, but not limited to, responsibility for the Company’s credit and collection, billing and invoicing, payables and payroll functions, and such additional duties and responsibilities as you may be assigned from time to time consistent with the role of Chief Financial Officer. Your office will be located in the greater Chicagoland area. You will report to the Chief Executive Officer of the Company. The Executive Vice President, Strategy shall continue to discharge his present responsibilities and shall continue to report to the Chief Executive Officer.

I. Compensation

During your employment with the Company, you will receive the following compensation and benefits, from which the Company may withhold any amounts required by applicable law:

(i) The Company will pay you a base salary (“Base Salary”) at the rate of U.S. $500,000 per year. This Base Salary will be paid in accordance with the normal payroll practices of the Company and will not be prorated in your first year.

(ii) In respect of each calendar year of the Company (starting with the 2005 calendar year), you will be eligible to receive an annual bonus (the “Annual Bonus”) in accordance with the Company’s annual incentive compensation plan with a target bonus opportunity of one hundred forty percent (140%) of Base Salary, which shall not be prorated in the first year. The performance objectives for your Annual Bonus with respect to each calendar year will be determined by the board of directors of the Company (the “Board”) or any designated committee thereof.

(iii) The Chief Executive Officer will recommend to the Human Resources Committee of the Company’s Board of Directors that you should be granted 50,000 shares of restricted common stock of the Company under the Company’s 2004 Performance Incentive Plan. The agreement evidencing such award shall be substantially in the form attached as Annex C to this Agreement. You will be eligible to be considered for future grants from time to time.

(iv) In addition, you will be immediately eligible to participate in any nonqualified pension plans. You will be eligible (a) for medical, hospital, dental, vision, life and accidental death and dismemberment insurance in customary amounts, (b) to participate in the Company’s Supplemental Executive Retirement Plan and (c) to receive customary financial planning services.

(v) You will be eligible for four (4) weeks vacation annually.

(vi) You will be eligible for a car allowance of $1,400 monthly.

(vii) The Company will reimburse you for the attorneys’ fees, in an amount not to exceed $5,000, that you have actually incurred in connection with the negotiation and review of this Agreement.

II. Severance

If (i) the Company terminates your employment without Cause, as defined in Annex A, or (ii) you terminate your employment for Good Reason, as defined in Annex A, the Company will pay you an amount equal to one and one-half (1 ½) times your Annualized Total Compensation (as defined below), subject to the execution by you of a customary release, which amount shall be payable in equal installments over the eighteen (18) month period following the date your employment with the Company is terminated (the “Termination Date”). The Company will also provide to you a continuation of all benefits, including automobile and other related benefits, if any, which you were eligible to receive immediately prior to such termination, for a period of eighteen (18) months following the Termination Date.

“Annualized Total Compensation” means Base Salary plus Annual Bonus (at the target level) for one year at the rate in effect immediately before the Termination Date.

Upon any termination by the Company without Cause or any termination by you for Good Reason, in either case, except as may be set forth in any award agreement, all outstanding stock options, grants, restricted stock awards or other equity grants issued to you will vest 100% immediately as of the Termination Date. In the event of any termination of your employment, you agree to resign as an officer and director of the Company and its subsidiaries and affiliates. Your rights of indemnification under the Company’s and its subsidiaries’ and affiliates’ organizational documents, any plan or agreement at law or otherwise and your rights thereunder to director’s and officer’s liability insurance coverage for, in both cases, actions as an officer and director of the Company and its affiliates shall survive any termination of your employment.

III. General

The Company will provide you with the same indemnification provisions and Directors and Officers insurance as that which is provided to other senior executives and directors of the Company.

Independent of all promises and obligations of the Company set forth herein, you agree (i) that at all times both during and after your employment, you will respect the confidentiality of Company’s and its subsidiaries’ and affiliates’ confidential information and will not disparage the Company and its subsidiaries and affiliates or their officers, directors or employees, and (ii) during your employment and for eighteen (18) months after the termination of your employment, you will not (a) accept a position with, or provide material services to, an entity that competes with a portion of the Company’s business representing more than $25 million of such company’s revenues on the date of your departure, (b) solicit or hire, or assist others in the solicitation or hiring of, the Company’s employees, or (c) interfere with the Company’s business relationships with any material customers or suppliers.

All notices or communications under this Agreement must be in writing, addressed; (i) if to the Company, to the attention of the Chief Administrative Officer or such other officer as the Company may designate from time to time at his office and (ii) if to you, at your address first written above (or to any other addresses as either party may designate in a notice duly delivered as described in this paragraph). Any notice or communication shall be delivered by facsimile (with proof of transmission), by hand or by courier (with proof of delivery). Notices and communications may also be sent by certified or registered mail, return receipt requested, postage prepaid, addressed as above. Notice shall be effective upon the actual receipt of notice by the recipient thereof.

You represent and agree that you and your legal representatives, if any, have not, as of the date of this agreement, and will not disclose or discuss the terms, provisions or existence of this letter with anyone but designated representatives of the Company, without prior written consent by the Company’s Chief Administrative Officer, and that this letter and all prior drafts of this letter shall be deemed confidential information.

Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement that cannot be resolved by you and the Company, including any dispute as to the calculation of any payments hereunder, and the terms of this Agreement, shall be determined by a single arbitrator in New York, New York, in accordance with the rules of the American Arbitration Association. The decision of the arbitrator shall be final and binding and may be entered in any court of competent jurisdiction. The arbitrator may award the party he determines has prevailed in the arbitration any legal fees and other fees and expenses that may be incurred in respect of enforcing its respective rights under this Agreement. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York.

This Agreement sets forth the entire agreement between us with respect to the matters set forth herein, and fully supersedes any prior agreements or understandings between us. This Agreement may be executed in counterparts. This Agreement may not be modified or terminated orally.

If the foregoing terms and conditions are acceptable and agreed to by you, please sign on the line provided below to signify such acceptance and agreement and return the executed copy to the Chief Administrative Officer of the Company, 77 West Wacker Drive, Chicago, Illinois 60601.

R.R. DONNELLEY & SONS COMPANY

By:	/s/ Theodore J. Theophilos
	Name:	Theodore J. Theophilos
	Title:	Chief Administrative Officer

Accepted and Agreed as of this 23rd day of February, 2005

/s/ Glenn R. Richter
Glenn R. Richter

Annex A

Definitions

a. “Cause” means (i) the willful and continued failure of employee to perform substantially his duties with the Company (other than any such failure resulting from employee’s incapacity due to physical or mental illness or any such failure subsequent to employee being delivered a notice of termination without Cause by the Company or delivering a notice of termination for Good Reason to the Company) after a written demand for substantial performance is delivered to employee by the Chief Executive Officer or the Board that specifically identifies the manner in which the Chief Executive Officer or the Board believes that employee has not substantially performed employee’s duties, (ii) the willful engaging by employee in conduct which is demonstrably and materially injurious (monetarily or otherwise) to the business, reputation, character or community standing of the Company or its subsidiaries and affiliates, (iii) conviction of or the pleading of nolo contendere with regard to, a felony or any crime involving fraud, dishonesty or moral turpitude, or (iv) refusal or failure to attempt in good faith to follow the written direction of the Chief Executive Officer or the Board (provided that such written direction is consistent with employee’s duty and station) promptly upon receipt of such written direction. A termination for Cause after a Change in Control shall be based only on events occurring after such Change in Control; provided, however, the foregoing limitation shall not apply to an event constituting Cause which was not discovered by the Company prior to a Change in Control. For purpose of this paragraph (a), no act or failure to act by employee shall be considered “willful” unless done or omitted to be done by employee in bad faith and without reasonable belief that employee’s action or omission was in the best interests of the Company or its subsidiaries and affiliates. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of the Company’s principal outside counsel shall be conclusively presumed to be done, or omitted to be done, by employee in good faith and in the best interests of the Company. Notwithstanding the foregoing, the Company shall provide the employee a reasonable amount of time, after a notice and demand for substantial performance is delivered to the employee, to cure any such failure to perform, and if such failure is so cured within a reasonable time thereafter, such failure shall not be deemed to have occurred.

b. “Change in Control” means the occurrence of any one of the following events:

(i) individuals who, on the date of this Agreement, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date of this Agreement, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the

Annex A

Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

(ii) any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (ii) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by the Company or any subsidiary, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, or (D) pursuant to a Non-Qualifying Transaction (as defined in paragraph (iii));

(iii) the consummation of an arrangement, amalgamation, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its Subsidiaries that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) more than 50% of the total voting power of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 35% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) other than persons set forth in (A) through (D) of paragraph (ii) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the

Annex A

initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”);

(iv) the closing of a sale of all or substantially all of the Company’s assets, other than to an entity or in a manner where the voting securities immediately prior to such sale represent directly or indirectly after such sale at least 50% of the voting securities of the entity acquiring such assets in approximately the same proportion as prior to such sale; or

(v) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, a Change in Control of the Company shall not be deemed to occur solely because any person acquires beneficial ownership of more than 35% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur. In addition, notwithstanding the foregoing, the consummation of (or any other action pursuant to the consummation of) the transaction contemplated by the Combination Agreement shall not be a Change in Control.

c. “Good Reason” means, without employee’s express written consent, the occurrence of any of the following events after the Closing Date:

(i) a change in the employee’s duties or responsibilities (including reporting responsibilities) that taken as a whole represents a material and adverse diminution of the employee’s duties, responsibilities or status with the Company (other than a temporary change that results from or relates to the incapacitation of the employee due to physical or mental illness);

(ii) a reduction by the Company in employee’s rate of annual base salary or annual target bonus opportunity (including any material and adverse change in the formula for such annual bonus target) as the same may be increased from time to time;

(iii) any requirement of the Company that employee’s office be more than seventy-five (75) miles from Chicago, Illinois;

(iv) any material breach of the Agreement by the Company.

Notwithstanding the foregoing, a Good Reason event shall not be deemed to have occurred if the Company cures such action, failure or breach within ten (10) days after receipt of notice thereof given by employee. Employee’s right to terminate employment for Good Reason shall not be affected by employee’s incapacities due to mental or physical illness and employee’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any event or condition constituting Good Reason; provided, however, that employee must provide notice of termination of employment within ninety (90) days following employee’s knowledge of an event constituting Good Reason or such event shall not constitute Good Reason under this Agreement.

Annex B

Gross-Up Payments

(a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company (or any of its affiliated entities) or any entity which effectuates a Change in Control (or any of its affiliated entities) to or for the benefit of employee (whether pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Annex B) (the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any interest or penalties are incurred by employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Company shall pay to employee an additional payment (a “Gross-Up Payment”) in an amount such that after payment by employee of all taxes (including any Excise Tax) imposed upon the Gross-Up Payment, employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. For purposes of determining the amount of the Gross-up Payment, the employee shall be deemed to (i) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Gross-up Payment is to be made, and (ii) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. Notwithstanding the foregoing provisions of this Annex B, if it shall be determined that employee is entitled to a Gross-Up Payment, but that the Payments would not be subject to the Excise Tax if the Payments were reduced by an amount that is less than 10% of the portion of the Payments that would be treated as “parachute payments” under Section 280G of the Code, then the amounts payable to employee under this Agreement shall be reduced (but not below zero) to the maximum amount that could be paid to employee without giving rise to the Excise Tax (the “Safe Harbor Cap”), and no Gross-Up Payment shall be made to employee. For purposes of reducing the Payments to the Safe Harbor Cap, only amounts payable under this Agreement (and no other Payments) shall be reduced. If the reduction of the amounts payable hereunder would not result in a reduction of the Payments to the Safe Harbor Cap, no amounts payable under this Agreement shall be reduced pursuant to this provision.

(b) Subject to the provisions of paragraph (a) of this Annex B, all determinations required to be made under this Annex B, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment, the reduction of the Payments to the Safe Harbor Cap and the assumptions to be utilized in arriving at such determinations, shall be made by the public accounting firm that is retained by the Company as of the date immediately prior to the Change in Control (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and employee within fifteen (15) business days of the receipt of notice from the Company or the employee that there has been a Payment, or such earlier time as is requested by the

Annex B

Company (collectively, the “Determination”). In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, employee may appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company and the Company shall enter into any agreement reasonably requested by the Accounting Firm in connection with the performance of the services hereunder. The Gross-up Payment under this Annex B with respect to any Payments shall be made no later than thirty (30) days following such Payment. If the Accounting Firm determines that no Excise Tax is payable by employee, it shall furnish employee with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on employee’s applicable federal income tax return will not result in the imposition of a negligence or similar penalty. In the event the Accounting Firm determines that the Payments shall be reduced to the Safe Harbor Cap, it shall furnish employee with a written opinion to such effect. The Determination by the Accounting Firm shall be binding upon the Company and employee, except as provided below. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the Determination, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”) or Gross-up Payments are made by the Company which should not have been made (“Overpayment”), consistent with the calculations required to be made hereunder. In the event that the employee thereafter is required to make payment of any Excise Tax or additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be promptly paid by the Company to or for the benefit of employee. In the event the amount of the Gross-up Payment exceeds the amount necessary to reimburse the employee for his Excise Tax, the Accounting Firm shall determine the amount of the Overpayment that has been made and any such Overpayment (together with interest at the rate provided in Section 1274(b)(2) of the Code) shall be promptly paid by employee (to the extent he has received a refund if the applicable Excise Tax has been paid to the Internal Revenue Service) to or for the benefit of the Company. Employee shall cooperate, to the extent his expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax and the employee shall permit the Company to control issues related to the Excise Tax (at its expense) to permit a representative of the Company to accompany the employee to any conference with any taxing authority and to promptly deliver to the Company copies of any written communications and summaries of any verbal communications with any taxing authority regarding the Excise Tax.

Annex C

R.R. DONNELLEY & SONS COMPANY

RESTRICTED STOCK AWARD

This Restricted Stock Award (“Award”) is granted as of this <Grant Date> by R.R. Donnelley & Sons Company, a Delaware corporation (the “Company”), to Glenn R. Richter (“Grantee”) under the Company’s 2004 Performance Incentive Plan.

1.	Grant of Award

(a) The Company hereby grants to the Grantee 50,000 shares of the Common Stock of the Company, par value $1.25 per share (“Common Stock”), subject to the restrictions and on the terms and conditions set forth herein. As soon as practicable after the Grantee has executed this Award and the documents described in Paragraph 1(b) below and delivered the same to the Company, the Company shall cause to be issued in the name of the Grantee or a nominee of the Company on behalf of the Grantee, a stock certificate representing the total number of shares of Common Stock covered by this Award.

(b) The Grantee shall indicate acceptance of this Award by signing and returning a copy hereof and shall sign and return the irrevocable assignment separate from certificate (“stock power”) enclosed herewith to facilitate the transfer of all of the shares covered by this Award to the Company (or its assignee or nominee) if appropriate or required under the terms of this Award or applicable laws or regulations.

2.	Restrictions on Transfers

Neither this Award nor any shares of Common Stock covered by this Award nor any rights hereunder may be transferred or assigned by the Grantee other than by will or the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company. Any transfer or any attempted assignment, pledge or hypothetication, whether or not by operation of law, shall be void. Neither this Award nor any unvested shares of Common Stock covered by this Award shall be subject to execution, attachment or other process, and no person shall be entitled to exercise any rights of the Grantee hereunder by virtue of any attempted execution, attachment or other process.

3.	Rights as a Shareholder

The Grantee shall have the right to vote the shares of Common Stock covered by this Award and to receive dividends thereon unless and until such shares are forfeited pursuant to Paragraph 5 hereof; provided that any distribution with respect to shares of Common Stock, other than a regular quarterly cash dividend, shall be deposited with the Company and shall be subject to the same restrictions as the shares of Common Stock covered by this Award and the Grantee shall sign and return an irrevocable stock power to facilitate the transfer of all of the shares or other securities or property so distributed and covered by this Award to the Company (or its assignee or nominee) if appropriate or required under the terms of this Award or applicable laws or regulations.

4.	Custody and Delivery of Shares

The Company shall hold the certificate for shares of Common Stock covered by this Award until the shares represented hereby have vested pursuant to Paragraph 5 hereof, and will thereupon, subject to the satisfaction of any applicable federal, state, local or other tax withholding obligations, deliver a certificate for any vested shares to the Grantee, and destroy the applicable stock powers, if any, referred to in Paragraphs 1(b) and 3 relating to the vested shares, or use them to authorize the withholding of shares for payment of taxes, pursuant to Section 7 below.

5.	Vesting

(a) Except to the extent provided in paragraph (b) or (c) below, the shares of Common Stock covered by this Award shall vest according to the following schedule:

12,500 Shares on the First Anniversary of the Effective Date

12,500 Shares on the Second Anniversary of the Effective Date

12,500 Shares on the Third Anniversary of the Effective Date

12,500 Shares on the Fourth Anniversary of the Effective Date

(b) The shares of Common Stock covered by this Award shall be forfeited to and become the property of the Company if prior to vesting Grantee leaves the Company’s employ (defined for this purpose as employment by the Company or any other company that is controlled, directly or indirectly, by the Company) for any reason whatsoever, voluntarily or involuntarily, except in the event of death, permanent and total disability, normal retirement under a pension plan maintained by the Company, early retirement at or after age 55 with the consent of the Company, or upon any termination by the Company without Cause or any termination by Grantee for Good Reason, as those terms are defined in Grantee’s employment agreement. In the event of death, any termination by the Company without Cause or any termination by Grantee for Good Reason, as those terms are defined in Grantee’s employment agreement, the shares of Common Stock covered by this Award shall vest immediately. In the case of termination of employment because of permanent and total disability, normal retirement under a pension plan maintained by the Company, or early retirement at or after age 55 with the consent of the Company, the shares of Common Stock covered by this

Award shall vest in accordance with the vesting schedule set forth in Paragraph 5(a) hereof, provided (i) that following termination of employment and prior to such date of vesting the Grantee does not engage in any form of competitive employment or, without the prior written consent of the Company, perform work for a customer or supplier, in either case, as determined by the Company and (ii) that the Grantee remains available for consulting with the Company on a mutually agreeable basis.

c) If a Change of Control occurs, the shares of Common Stock covered by this Award shall fully vest on the Acceleration Date.

A “Change in Control” shall mean:

(1) any “person,” as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as modified and used in Sections 13(d) and 14(d) thereof (but not including (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company) (hereinafter a “Person”) is or becomes the beneficial owner, as defined in Rule 13d-3 of the Exchange Act, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates, excluding an acquisition resulting from the exercise of a conversion or exchange privilege in respect of outstanding convertible or exchangeable securities) representing 50% or more of the combined voting power of the Company’s then outstanding securities; or

(2) during any period of two (2) consecutive years beginning the date hereof, individuals who at the beginning of such period constitute the Board of Directors of the Company and any new director (other than a director designated by a Person who has entered into any agreement with the Company to effect a transaction described in Clause (1), (3) or (4) of this Section) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(3) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company, at least 50% of the combined voting power of the voting securities of the Company or such surviving or acquiring entity outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person acquires more than 50% of the combined voting power of the Company’s then outstanding securities; or

(4) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets,

“Acceleration Date” shall mean the date on which public announcement of the acquisition of such percentage shall have been made, or the date on which the change in the composition of the Board shall have occurred, or the date of any such stockholder approval of a merger, consolidation, plan of complete liquidation or an agreement for the sale of the Company’s assets.

6.	Adjustment Upon Changes in Capitalization

Any additional share of Common Stock or other securities or property issued with respect to the Common Stock covered by this Award, as a result of any declaration of stock dividends or through recapitalization resulting in stock splits or combinations or exchanges of shares or otherwise, shall be subject to the restrictions and terms and conditions set forth herein, including Section 3 hereof.

7.	Payment of Taxes

The Grantee or the Grantee’s legal representative shall be required to pay to the Company the amount of any federal, state, local or other taxes which the Company determines it is required to withhold and pay to governmental tax authorities with respect to shares of Common Stock covered by this Award, on the date on which the Company’s tax liability arises with respect to such shares (the “Tax Date”). The Grantee may satisfy such obligation by any of the following means: (a) cash payment to the Company, (b) delivery to the Company of previously owned shares of common stock of the Company (which the holder has held for at least six months prior thereto or which the holder purchased on the open market and for which the holder has good title, free and clear of all liens and encumbrances) having an aggregate fair market value determined as of the Tax Date, or (c) authorizing the Company to withhold whole shares of common stock of the Company which would otherwise be delivered having an aggregate fair market value determined as of the Tax Date or (d) any combination of (a), (b), and (c); provided that the Human Resources Committee of the Board of Directors shall have the sole discretion to disapprove of an election pursuant to clauses (b)-(d). The value of any shares withheld may not be in excess of the tax withholding rate.

8.	Miscellaneous

(a) The Company shall pay all original issue or transfer taxes with respect to the issuance or delivery of shares of Common Stock pursuant hereto and all other fees and expenses necessarily incurred by the Company in connection therewith, and will use reasonable efforts to comply with all laws and regulations which, in the opinion of counsel for the Company, shall be applicable thereto.

(b) Nothing in this Award shall confer upon the Grantee any right to continue in the employ of the Company or any other company that is controlled, directly or indirectly, by the Company or to interfere in any way with the right of the Company to terminate the Grantee’s employment at any time.

(c) This Award is subject to all determinations of the Human Resources Committee of the Board of Directors with respect to any provision of this Award and all such determinations shall be conclusive and binding on all parties.

IN WITNESS WHEREOF, the Company has caused this Award to be duly executed by its duly authorized officer.

R.R. Donnelley & Sons Company

By
VP, Compensation & Benefits

Accepted:	____________________________

Social Security Number